EXHIBIT 21.1



                BION ENVIRONMENTAL TECHNOLOGIES, INC.

                           Subsidiary List

      Bion Environmental Technologies, Inc. is the parent company to four wholly owned subsidiaries, each incorporated under the laws of the State of Colorado.

1.    Bion Technologies, Inc.
2.    BionSoil, Inc.
3.    Bion International, Inc.
4.    Bion Municipal, Inc.